AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON August 2, 2001
                                                     Registration No. 333-
------------------------------------------------------------------------------

                       Securities and Exchange Commission
                             Washington, D.C. 20549
                                 ---------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                               Idaho Power Company
             (Exact name of registrant as specified in its charter)


                  Idaho                                        82-0130980
     (State or other jurisdiction of                        (I.R.S. Employer
      incorporation or organization)                       Identification No.)
                              --------------------
                             1221 West Idaho Street
                             Boise, Idaho 83702-5627
          (Address, including zip code, of principal executive offices)

                              --------------------

                               Idaho Power Company
                      Executive Deferred Compensation Plan
                            (Full title of the plan)


    Jan B. Packwood           J. LaMont Keen          Robert W. Stahman, Esq.
       President                Senior Vice               Vice President,
     and Chief            President-Administration        General Counsel
   Executive Officer             and Chief                 and Secretary
  Idaho Power Company        Financial Officer           Idaho Power Company
1221 West Idaho Street       Idaho Power Company       1221 West Idaho Street
Boise, Idaho 83702-5627     1221 West Idaho Street     Boise, Idaho 83702-5627
    (208) 388-2200          Boise, Idaho 83702-5627        (208) 388-2200
                               (208) 388-2200

                    (Names, addresses and telephone numbers,
                  including area codes, of agents for service)
                              --------------------

                                   Copies to:
                                    ---------
                            Elizabeth W. Powers, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                            New York, New York 10019
                                 (212) 424-8000
                              --------------------


                         CALCULATION OF REGISTRATION FEE


                                                          Proposed              Proposed
Title of securities to be        Amount to be             maximum offering      maximum aggregate    Amount of
registered                       registered (1)           price per unit (2)    offering price (2)   registration fee
-------------------------------  ------------------------ --------------------  -------------------  -------------------


Deferred compensation            $27,000,000                    100%            $27,000,000          $6,750
obligations
-------------------------------  ------------------------ --------------------  -------------------  -------------------


(1) The deferred compensation obligations are unsecured obligations of Idaho Power Company to pay deferred compensation in the future in accordance with the terms of the Idaho Power Company Executive Deferred Compensation Plan.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h).

------------------------------------------------------------------------------

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     We hereby incorporate by reference the following documents that we have filed with the Securities and Exchange Commission:

     1. Idaho Power Company's Annual Report on Form 10-K for the year ended December 31, 2000.

     2. Idaho Power Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

     3. Idaho Power Company's Current Report on Form 8-K dated June 11, 2001.

     All documents that we subsequently file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to filing a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities that have not been sold shall be deemed incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Under the Idaho Power Company Executive Deferred Compensation Plan, certain management and highly-compensated employees of Idaho Power Company and its subsidiaries may defer base salary and/or bonuses.

     Amounts deferred pursuant to the plan are credited by book entry to the participant's deferred compensation account. The value of a participant's deferred compensation account is based on the performance of the investment options selected by the participant under the plan for purposes of accounting, as if the deferred compensation had been so invested, and not for actual investment. The account is adjusted to reflect the performance, whether positive or negative, of the selected measurement investment options during the deferral period.

     The board of directors of Idaho Power Company has appointed a committee to administer the plan. The committee has sole discretion to determine the investment options available under the plan as the measurement mechanism. Initially, the investment options are the same as those permitted under the Idaho Power Company Employee Savings Plan. A participant may redesignate amounts credited to his deferred compensation account among the investment options available under the plan on a daily basis.

     Each year, each participant elects the amount of deferral, if any. The participant also selects the method of distribution, which may be a lump-sum payment or five annual installments.

     A participant's account becomes payable upon the earliest of the following to occur:

                  -   death
                  -   termination of employment
                  -   disability
                  -   termination of the plan

All amounts are paid in cash. Lump-sum payments will be made within 60 days; annual payments commence in January of the following year, or within 60 days after the event if the event occurred in December. The Company may delay payments for up to 24 months to increase the probability of deduction under Internal Revenue Code Section 162(m).

     A participant may receive a hardship withdrawal prior to the scheduled distribution date upon the showing of immediate and substantial financial need that cannot be met from other sources, due to medical expenses, casualty loss or other extraordinary circumstances. A participant may also elect to receive an early distribution of the account balance, reduced by a ten percent penalty payment.

     A participant's interest in his account and his right to the obligations generally cannot be assigned, alienated, transferred, garnished, pledged or encumbered. The obligations are not subject to redemption, in whole or in part, at the option of the Company or through the operation of a mandatory or optional sinking fund or analogous provision. The obligations are not convertible into other securities of the Company. The obligations do not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.

     No trustee has been appointed having the authority to take action with respect to the obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the obligations, enforcing covenants and taking action upon a default.


     Idaho Power Company reserves the right to amend or terminate the plan at any time, subject to certain restrictions referred to in the plan.

     The obligations of the Company under the plan are unsecured general obligations of the Company to pay in the future the value of the deferred compensation account. The obligations will rank pari passu with the other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. Each participant will have the status of a general unsecured creditor of Idaho Power Company with respect to his deferred compensation account. Idaho Power Company, on behalf of itself and its subsidiaries, in its discretion, may maintain one or more grantor trusts to provide for payment of benefits under the plan.

Item 5.  Interests of Named Experts and Counsel.

     Robert W. Stahman, Esq., Vice President, General Counsel and Secretary of the Company, and LeBoeuf, Lamb, Greene & MacRae, L.L.P. have given their opinions on the legality of the deferred compensation obligations offered pursuant to this registration statement. LeBoeuf, Lamb, Greene & MacRae, L.L.P. has relied upon the opinion of Mr. Stahman as to matters of Idaho law.

     As of July 1, 2001, Mr. Stahman owned 13,994 shares of common stock of IDACORP, Idaho Power's parent company. Mr. Stahman is acquiring additional shares of IDACORP common stock at regular intervals through employee stock plans.

Item 6.  Indemnification of Directors and Officers.

     Sections 30-1-850 et seq. of the Idaho Business Corporation Act provide for indemnification of Idaho Power Company's directors and officers in a variety of circumstances.

     Article 12 of Idaho Power Company's restated articles of incorporation, as amended, provides that Idaho Power Company shall indemnify its directors and officers against liability and expenses and shall advance expenses to its directors and officers in connection with any proceeding to the fullest extent permitted by the Idaho Business Corporation Act as now in effect or as it may be amended from time to time. Article VI of Idaho Power's amended bylaws provides that Idaho Power Company shall have the power to purchase insurance on behalf of any director, officer, employee or agent against liability and expenses in connection with any proceeding, to the extent permitted under applicable law.
Article VI further provides that Idaho Power Company may enter into indemnification agreements with any director, officer, employee or agent to the extent permitted under any applicable law.

     Idaho Power Company has liability insurance protecting its directors and officers against liability by reason of their being or having been directors or officers. In addition, Idaho Power Company has entered into indemnification agreements with its directors and officers to provide for indemnification to the maximum extent permitted by law.

Item 8.  Exhibits.


Exhibit    File Number         As Exhibit
-------    -----------         ----------


*2         333-48031           2               -Agreement and Plan of
                                               Exchange, between IDACORP, Inc.
                                               and Idaho Power Company, dated
                                               as of February 2, 1998.
*4(a)      33-00440            4(a)            -Restated Articles of
                               (xiii)          Incorporation of Idaho Power
                                               Company as filed with the
                                               Secretary of State of Idaho
                                               on June 30, 1989.

Exhibit    File Number         As Exhibit
-------    -----------         ----------

*4(b)      33-65720            4(a)            -Statement of Resolution
                               (ii)            Establishing Terms of Flexible
                                               Auction Series A, Serial
                                               Preferred Stock, Without Par
                                               Value (cumulative stated value of
                                               $100,000 per share), as filed
                                               with the Secretary of State of
                                               Idaho on November 5, 1991.
*4(c)      33-65720            4(a)            -Statement of Resolution
                               (iii)           Establishing Terms of 7.07%
                                               Serial Preferred Stock, Without
                                               Par Value (cumulative stated
                                               value of $100 per share), as
                                               filed with the Secretary of State
                                               of Idaho on June 30, 1993.
*4(d)      1-3198              3(a)            -Articles of Amendment to
           Form 10-Q for       (iii)           Restated Articles of
           6/30/00                             Incorporation of the Company as
                                               filed with the Secretary of
                                               State, Idaho on June 15, 2000.
*4(e)      33-56071            3(d)            -Articles of Share Exchange, as
                                               filed with the Secretary of
                                               State of Idaho on September 29,
                                               1998.
*4(f)      1-3198              3(c)            -By-laws of the Company amended
           Form 10-Q for                       on September 9, 1999, and
           Quarter End                         presently in effect.
           9/30/99
5(a)                                           -Opinion and consent of Robert
                                               W. Stahman, Esq.
5(b)                                           -Opinion and consent of
                                               LeBoeuf, Lamb, Greene & MacRae,
                                               L.L.P.
15                                             -Letter from Deloitte & Touche
                                               LLP regarding unaudited interim
                                               financial information
23                                             -Consent of Deloitte & Touche
                                               LLP.
24                                             -Power of Attorney (included on
                                               the signature page hereof).

-----------------------------
*Previously filed and incorporated herein by reference.


Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     Each director and/or officer of the issuer whose signature appears below hereby authorizes any agent for service named on the cover of this Registration Statement to execute in the name of each such person, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to the Registration Statement, and appoints any such agent for service as attorney-in-fact to sign in his behalf individually and in each capacity stated below and file any such amendments to the Registration Statement, and the issuer hereby confers like authority to sign and file on its behalf.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise and State of Idaho, on the first day of August, 2001.


                                               IDAHO POWER COMPANY


                                               By /s/ Jan B. Packwood
                                                  ------------------------
                                                  Jan B. Packwood
                                                  President and Chief
                                                  Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                  Title                      Date
---------                                  -----                      ----


/s/ Jon H. Miller                     Chairman of the           August 1, 2001
-----------------                     Board
(Jon H. Miller)




/s/ Jan B. Packwood                   President,                August 1, 2001
--------------------                  Chief Executive
(Jan B. Packwood)                     Officer and Director

Signature                                  Title                      Date
---------                                  -----                      ----


/s/ J. LaMont Keen                    Senior Vice               August 1, 2001
-------------------                   President -
(J. LaMont Keen)                      Administration
                                      and Chief
                                      Financial Officer
                                      (Principal
                                      Financial Officer)




/s/ Darrel T. Anderson                Vice President -          August 1, 2001
----------------------                Finance and
(Darrel T. Anderson)                  Treasurer
                                      (Principal
                                      Accounting
                                      Officer)



/s/ Rotchford L. Barker               Director                  August 1, 2001
-----------------------
(Rotchford L. Barker)



                                      Director
---------------------
(Roger L. Breezley)



/s/ John B. Carley                    Director                  August 1, 2001
-------------------
(John B. Carley)



/s/ Peter T. Johnson                  Director                  August 1, 2001
--------------------
(Peter T. Johnson)



/s/ Jack K. Lemley                    Director                  August 1, 2001
-------------------
(Jack K. Lemley)



/s/ Evelyn Loveless                   Director                  August 1, 2001
-------------------
(Evelyn Loveless)

Signature                                  Title                      Date
---------                                  -----                      ----


/s/ Gary G. Michael                   Director                  August 1, 2001
-------------------
(Gary G. Michael)



/s/ Peter S. O'Neill                  Director                  August 1, 2001
--------------------
(Peter S. O'Neill)



/s/ Robert A. Tinstman                Director                  August 1, 2001
----------------------
(Robert A. Tinstman)

                                  EXHIBIT INDEX


Exhibit    File Number         As Exhibit
-------    -----------         ----------


*2         333-48031           2               -Agreement and Plan of
                                               Exchange, between IDACORP, Inc.
                                               and Idaho Power Company, dated
                                               as of February 2, 1998.

*4(a)      33-00440            4(a)            -Restated Articles of
                               (xiii)          Incorporation of Idaho Power
                                               Company as filed with the
                                               Secretary of State of Idaho
                                               on June 30, 1989.
*4(b)      33-65720            4(a)            -Statement of Resolution
                               (ii)            Establishing Terms of Flexible
                                               Auction Series A, Serial
                                               Preferred Stock, Without Par
                                               Value (cumulative stated value of
                                               $100,000 per share), as filed
                                               with the Secretary of State of
                                               Idaho on November 5, 1991.
*4(c)      33-65720            4(a)            -Statement of Resolution
                               (iii)           Establishing Terms of 7.07%
                                               Serial Preferred Stock, Without
                                               Par Value (cumulative stated
                                               value of $100 per share), as
                                               filed with the Secretary of State
                                               of Idaho on June 30, 1993.
*4(d)      1-3198              3(a)            -Articles of Amendment to
           Form 10-Q for       (iii)           Restated Articles of
           6/30/00                             Incorporation of the Company as
                                               filed with the Secretary of
                                               State, Idaho on June 15, 2000.
*4(e)      33-56071            3(d)            -Articles of Share Exchange, as
                                               filed with the Secretary of
                                               State of Idaho on September 29,
                                               1998.

Exhibit    File Number         As Exhibit
-------    -----------         ----------

*4(f)      1-3198              3(c)            -By-laws of the Company amended
           Form 10-Q for                       on September 9, 1999, and
           Quarter End                         presently in effect.
           9/30/99
5(a)                                           -Opinion and consent of Robert
                                               W. Stahman, Esq.
5(b)                                           -Opinion and consent of
                                               LeBoeuf, Lamb,
                                               Greene & MacRae,
                                               L.L.P.
15                                             -Letter from Deloitte & Touche
                                               LLP regarding unaudited interim
                                               financial information
23                                             -Consent of Deloitte & Touche
                                                              LLP.

24                                             -Power of Attorney (included on
                                               the signature page hereof).

-----------------------------
*Previously filed and incorporated herein by reference.